EMPLOYMENT SEPARATION AGREEMENT

This Employment Separation Agreement (this “Agreement”) is effective as of November 12, 2008, by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Nancy Lurker, residing at                            (the “Executive”), pursuant to which the aforementioned parties agree:

1.	Employment.
In connection with Executive’s acceptance of that certain offer of employment letter dated October 24, 2008 (the “Offer Letter”) and contingent upon Executive’s successful completion of any pre-employment screening requirements set forth in the Offer Letter and execution of the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, the Company shall employ the Executive as Chief Executive Officer of the Company, which employment shall terminate upon notice by either party, for any reason.  Executive understands and agrees that Executive’s employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2.	Compensation and Benefits Payable Upon Involuntary Termination without Cause or Resignation for Good Reason or Change of Control.

a.
Triggering Event.  In further consideration for Executive’s employment, Executive will receive the compensation and benefits set forth in Section 2(b) if the requirements set forth in Subsections (i or ii) and Subsection iii (hereinafter referred to as the “Triggering Event”) are met:

i.	Executive’s employment is terminated involuntarily by the Company at any time for reasons other than death, Total Disability or Cause, or Executive resigns from employment for Good Reason; or

ii.	Executive’s employment is terminated in connection with a Change of Control (as defined in Section 6(c); and

iii.
As of the 30th day following her termination date, Executive has executed the Agreement and General Release in substantially the form attached to this Agreement or in such form as may be provided by the Company (the “Release”), provided that Release does not release Executive’s rights and benefits as vested under ERISA or wage and hour laws of New Jersey, any applicable revocation period has expired and Executive has not revoked the Release during such revocation period.

b.	Compensation and Benefits. Following the occurrence of a Triggering Event, the Company will provide the following compensation and benefits to Executive:

i.
The Company will pay Executive a lump sum payment equal to the product of: (a) eighteen (18) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation), plus the actual amount paid to Executive under any cash-based incentive or bonus plan in which Executive participates with respect to the last full fiscal year of Executive’s participation in such plan prior to the date of termination of Executive’s employment with the Company if the Triggering Event occurs on or before November 18, 2010; or (b) twenty-four (24) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation) , plus the average of the annual amounts paid to Executive under any cash-based incentive or bonus plan in which Executive participates with respect to the last three (3) full fiscal years of Executive’s participation in such plan prior to the date of termination of Executive’s employment with the Company (or, if Executive’s number of full fiscal years of participation in any such plan prior to the date of termination of Executive’s employment is less than three (3), the average of the annual amounts paid to Executive over the number of full fiscal years of Executive’s participation in such plan prior the date of termination of Executive’s employment) if the Triggering Event occurs after November 18, 2010.

ii.
The Company will reimburse Executive for the cost of the premiums for COBRA group health continuation coverage under the Company’s group health plan paid by Executive for coverage during the period beginning following Executive’s termination date and ending on the earlier of either:  (A) eighteen (18) months if the Triggering Event occurs on or before November 18, 2010 or twenty-four (24) months if the Triggering Event occurs after November 18, 2010; or (B) the date on which Executive becomes eligible for other group health coverage, provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 90 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred, the amount of the COBRA premium eligible for reimbursement during one year shall not affect the amount of COBRA premium eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

c.
Delay of Payment to Comply with Code Section 409A.  Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination of employment.  Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment.  The 6-month payment delay requirement of this Section 2(c) shall apply only to the extent that the payments under this Section 2 are otherwise subject to Code Section 409A.  With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

3.           Other Compensation and Benefits.

a.
Except as may be provided under this Agreement, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and Executive shall have no right to receive any other compensation or benefits, or to participate in any other plan or arrangement, following the termination of Executive’s employment by either party for any reason.

b.
Notwithstanding any provision contained herein to the contrary, in the event of any termination of employment, the Company shall pay Executive her earned, but unpaid, base salary within ten (10) days of Executive’s termination date and shall reimburse Executive for any accrued, but unpaid, reasonable business expenses, in each case, earned or accrued as of the date of termination.  Executive shall submit documentation of any business expenses within ninety (90) days of her termination date and any reimbursements of such expenses that are taxable to the Executive shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expense eligible for reimbursement during one year shall not affect the amount of reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

4.
Withholding.  All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement or applicable law.

5.
Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement.  In the event Executive’s employment with the Company is terminated by either party for any reason, Executive shall continue to be bound by the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement for the periods set forth therein (a copy of which is attached to this Agreement).

6.           Definitions.

a.
Cause shall mean: (i) the failure of Executive to use Executive’s best efforts in accordance with Executive’s position, skill and abilities to achieve Executive’s goals as periodically set by the Company; (ii) the failure by Executive to comply with the reasonable instructions of the Company’s Board of Directors (the “Board”); (iii) a material breach by Executive of any of the terms or conditions of this Agreement or the Confidentiality, Non-Solicitation and Covenant Not To Compete Agreement; (iv) the failure by Executive to adhere to the Company’s documented policies and procedures; (v) the failure of Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; (vi) Executive's conviction of a criminal offense (including the entry of a nolo contendere plea); (vii) any documented act of material dishonesty or fraud by the Executive in the commission of her duties; or (viii) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.

b.
Base Monthly Salary shall mean an amount equal to one-twelfth of Executive’s then current annual base salary.  Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to executive employees of the Company.

c.
Change of Control shall mean: (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly. Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect, shall not constitute a Change of Control.

d.
Good Reason.  Executive’s termination of employment with the Company shall be for Good Reason if (i) Executive  notifies the Company in writing that one of the Good Reason Events (as defined below) has occurred, which notice shall be provided within ninety (90) days after she first becomes aware of the occurrence of such Good Reason Event, (ii) the Company fails to cure such Good Reason Event within thirty (30) days after receipt of the written notice from Executive (the “Cure Period”), and (iii) Executive resigns employment within thirty (30) days following expiration of the Cure Period.  For purposes of this Agreement, a “Good Reason Event” shall mean any of the following which occur without Executive’s consent:

A.
The failure by the Company to pay Executive any material amount of her current salary, or any bonus which Executive has earned and to which Executive has become entitled, or any material amount of her compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

B.
A material reduction in Executive’s annual base salary; provided that a reduction consistent with reductions made to the annual base salaries for similarly situated senior executives of no more than 15% shall not constitute a Good Reason Event;

C.	The relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current principal place of employment;

D.	A material adverse alteration of Executive’s duties and responsibilities;

E.	An intentional, material reduction by the Company of Executive’s aggregate target incentive awards under any short-term and/or long-term incentive plans; or

F.
In connection with a Change of Control, the material failure of the Company to maintain Executive’s relative level of coverage under its material employee benefit, retirement, or fringe benefit plans, policies, practices, or arrangements in which Executive participates, both in terms of the amount of benefits provided and the relative level of Executive’s participation as in effect immediately before a Change of Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive’s benefits under such plans or deprive her of any material fringe benefit enjoyed by her immediately before a Change of Control.  For this purpose, the Company may eliminate and/or modify existing employee benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that Executive’s level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the organization.

e.	Code shall mean the Internal Revenue Code of 1986, as amended.

f.	Total Disability shall mean physical or mental impairments that preclude the Executive from performing the duties of the job as determined by medical experts and the Board of Directors.

7.
Integration; Amendment.  This Agreement, the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, and the Executive’s Individual Stock Agreement (if any) (a copy of which are attached to this Agreement) constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.  No amendments or additions to such agreements shall be binding unless in writing and signed by both parties, provided, however, that this Agreement may be unilaterally amended by the Company where necessary to ensure any benefits payable hereunder are either excepted from Code Section 409A or otherwise comply with Code Section 409A.

8.
Governing Law; Headings.  This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.  Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

9.
Jurisdiction.  Except as otherwise provided for herein, each of the parties: (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

[Signature page follows]

IN WITNESS WHEREOF the parties have duly executed this Employment Separation Agreement as of the date first above written.

EXECUTIVE

By: __/s/ Nancy Lurker______________________________
Nancy Lurker

PDI, INC.

By: __/s/ Frank Ryan________________________________
        Name:  Frank Ryan
                     Title:  Director, Chairman of the Compensation
       and Management Development Committee